Exhibit 3.3
AMENDMENT TO

AMENDED AND RESTATED BY-LAWS

OF

CONCERT PHARMACEUTICALS, INC.

The Amended and Restated By-laws of Concert Pharmaceuticals, Inc. are hereby amended by inserting the following new Section immediately after the present Article V, Section 5.8.

“5.9 Exclusive Jurisdiction of Delaware Courts. Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Certificate of Incorporation or By-laws, or (iv) any action asserting a claim against the corporation governed by the internal affairs doctrine.”